For period ending October 31, 2002
	Exhibit 77Q(2)

File number 811-7540


Global High Income Dollar Fund Inc.

Section 16 (a) Beneficial Ownership Reporting Compliance

	An initial report under Section 16(a) of the Securities Exchange Act of 1934 was not timely filed for Mr. Penicook. This delayed report did not involve any transaction in the Fund's common stock but rather related to his election as an officer.